                                                                                     Exhibit 99.1
Talk America Reports Second Quarter Results
Revenue and EBITDA Ahead of Guidance
Acquisition of LDMI Telecommunications Completed

SECOND QUARTER HIGHLIGHTS
•	Significant progress with LDMI integration
•	Customer lines on network of 80,000
•	Billed bundled lines of 534,000
•	Total revenue of $107.7 million
•	Bundled revenue of $96.5 million
•	EBITDA of $25.1 million
•	Net income of $9.4 million, or $0.33 per share on a diluted basis
•	Cash balance of $69.5 million; total debt of $3.5 million
•	Cash flow from operations of $19.8 million

New Hope, PA - July 26, 2005 - Talk America (NASDAQ: TALK) today announced results for the second quarter 2005. For the second quarter 2005, we reported net income of $9.4 million, or $0.33 per share on a diluted basis, as compared to net income of $8.4 million, or $0.30 per share on a diluted basis, for the second quarter 2004.

(Note: See the schedule accompanying this news release for reconciliation to generally accepted accounting principles (GAAP) for the non-GAAP financial measure mentioned in this release)

LDMI INTEGRATION WELL UNDERWAY
Talk America closed the previously announced acquisition of LDMI on July 13, 2005. Ed Meyercord, Chief Executive Officer and President of Talk America, commented “Since the announcement of the acquisition, we have been working together as one. Operating meetings have been combined and reporting has been developed. We have prioritized our business initiatives and will launch an expanded product offering for our business customers in the fourth quarter. The progress we’ve made puts us in an excellent position to achieve our objectives for 2005 and 2006.”

MIGRATIONS TO OUR NETWORK ON TRACK
As of June 30, 2005, we had approximately 80,000 lines provisioned on our network and are on track for our target of 255,000 lines by year end 2005, including the networked voice lines for LDMI. Mr. Meyercord added “During the second quarter we met our target of increasing our lines on network by 50,000. The automated systems and processes we’ve developed for provisioning customers to our network allow us to make the transition seamlessly. In the third quarter, we plan on migrating an additional 60,000 lines to our network and are confident that our backoffice will meet the challenge.”

NEW MARKET EXPANSION USING VOIP NETWORK IN PROCESS
We are currently building out 42 collocations in the Grand Rapids, Chicago and Atlanta markets with VoIP networking technology. While the collocations are in varying stages of planning and development, we remain confident that the economics of the soft-switched network will allow us to offer competitively priced products to both businesses and residences in smaller markets and end offices than with a traditional circuit switched network architecture.

EXPANDING DSL BROADBAND CUSTOMERS
We ended the second quarter with over 1,000 DSL customers, exceeding our goal. For the third quarter 2005, we expect to triple our DSL customer count to 3,000. Mr. Meyercord continued, “Achieving our goals for DSL subscribers was a team effort involving our professionals in customer service, sales and marketing, provisioning, networking and IT. We have been working diligently to allow us to sell and provision a very competitively priced broadband product to our customers and the response has been encouraging.”

CASH FLOW REMAINS STRONG
During the second quarter 2005, our business generated $19.8 million of cash from operations, which more than funded our capital expenditures, including capitalized software, of $8.8 million during the quarter. We expect to continue to generate significant cash flow during 2005 that will fund the build-out of our network in Michigan, Chicago and Atlanta. We were able to fund the cash portion of the acquisition price of LDMI, as well as the repayment of certain LDMI debt, through our cash on hand. As of July 21, 2005, our cash balance was $43.0 million.

FINANCIAL GUIDANCE
Our financial guidance for the third quarter 2005, as well as the full years 2005 and 2006, reflects the acquisition of LDMI on July 13, 2005 and certain expenses related to the transaction. Guidance for 2006 EBITDA excludes the impact from the expensing of options pursuant to FAS 123(R). We expect that the expensing of options will have a negative effect on EBITDA for 2006 and will adjust our guidance when we have more information on the projected impact. Our operational and financial targets are as follows:

Metrics	Q3 2005	2005	2006
Voice Lines on Network	180k - 190k	255k	400k
Data Lines	55k - 60k	70k	90k
Total Revenue	$110-$115 mm	$430-$440 mm	$385-$395 mm
EBITDA	$16-$18 mm	$83-$87 mm	$55-$65 mm
Capital Expenditures (Including Software)	-	$53-$58 mm	$18-$22 mm

CONFERENCE CALL
Talk America management will host a conference call to discuss the second quarter 2005 operating results at 5:00 p.m. ET on July 26, 2005. The call can be accessed by dialing the following: US 800-621-5169, International, 212-676-5368. A replay of the call will be available through 7:00 p.m. ET on August 2, 2005 by dialing the following: 800-633-8284, International 402-977-9140. The reservation number for the replay is 21252178.

Additionally, a live web simulcast of the conference call will be available online at www.talkamerica.com and www.streetevents.com.

About Talk America

Talk America is a leading competitive communications provider that offers phone services and high speed internet access to both residential and business customers. Talk America delivers value in the form of savings, simplicity and quality service to its customers through its leading edge network and award-winning back office. For further information, visit us online at: http://www.talkamerica.com.

Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, “estimates,” “expects,” “expected,” “anticipates,” “anticipated,” “forecast,” “guidance,” and “targets”. These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, our inability to integrate effectively and as anticipated the business of LDMI, dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network elements, failure to establish and deploy our own local network as we plan to do or to operate it in a profitable manner, failure to successfully migrate customers to our own local network, increased price competition for local, data and long distance services, failure of the marketing of local, data and long distance services under our marketing channels to a smaller marketing footprint, competition in the telecommunications industry including wireless and cable companies, attrition in the number of end users, failure to manage our collection management systems and credit controls for customers, interruption in our network and information systems, failure to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in our Annual Report on Form 10-K for the year-ended December 31, 2004, filed March 16, 2005, as amended by our Form 10-K/A filed March 30, 2005, and any subsequent filings. We undertake no obligation to update our forward-looking statements.

--Financial Tables To Follow—

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenue	$107,669	$115,213	$227,504	$224,832

Costs and expenses:
Network and line costs, excluding depreciation and amortization (see below)	55,681	55,586	116,677	109,806
General and administrative expenses	18,330	15,891	36,450	31,053
Provision for doubtful accounts	4,806	4,905	10,394	8,326
Sales and marketing expenses	3,773	19,204	14,041	36,488
Depreciation and amortization	9,615	5,322	19,116	10,453
Total costs and expenses	92,205	100,908	196,678	196,126

Operating income	15,464	14,305	30,826	28,706
Other income (expense):
Interest income	366	42	674	143
Interest expense	(25)	(442)	(50)	(1,259)
Other income, net	336	--	356	--
Income before provision for income taxes	15,469	13,905	31,094	27,590
Provision for income taxes	6,101	5,483	12,256	10,880

Net income	$9,368	$8,422	$18,838	$16,710

Income per share - Basic:
Net income per share	$0.34	$0.31	$0.69	$0.63

Weighted average common shares outstanding	27,474	26,746	27,283	26,710

Income per share - Diluted:
Net income per share	$0.33	$0.30	$0.67	$0.59

Weighted average common and common equivalent shares outstanding	28,218	28,039	28,021	28,090

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$69,467	$47,492
Accounts receivable, trade (net of allowance for uncollectible accounts of $15,309 and $17,508 at June 30, 2005 and December 31, 2004, respectively)	38,317	48,873
Deferred income taxes	23,228	34,815
Prepaid expenses and other current assets	7,330	6,888
Total current assets	138,342	138,068

Property and equipment, net	78,199	65,823
Goodwill	13,013	13,013
Intangibles, net	565	1,966
Deferred income taxes	12,234	14,291
Other assets	8,808	8,567
	$251,161	$241,728

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$38,580	$38,843
Sales, use and excise taxes	7,543	11,179
Deferred revenue	13,382	15,321
Current portion of long-term debt	2,552	2,529
Accrued compensation	4,764	6,690
Other current liabilities	11,068	10,022
Total current liabilities	77,889	84,584

Long-term debt	993	1,717

Deferred income taxes	8,331	13,906

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock - $.01 par value, 5,000,000 shares authorized; no shares outstanding	--	--
Common stock - $.01 par value, 100,000,000 shares authorized; 27,843,150 and 27,037,096 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	292	284
Additional paid-in capital	359,990	356,409
Accumulated deficit	(191,334)	(210,172)
Treasury stock - $.01 par value, 1,315,789 shares at June 30, 2005 and December 31, 2004 , respectively	(5,000)	(5,000)
Total stockholders' equity	163,948	141,521
	$251,161	$241,728

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$18,838	$16,710
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	10,394	8,326
Depreciation and amortization	19,115	10,453
Loss on sale, retirement and write-down of assets	349	--
Non-cash interest and amortization of accrued interest liabilities	--	(130)
Deferred income taxes	10,015	9,534
Non-cash compensation	--	9
Changes in assets and liabilities:
Accounts receivable, trade	162	(16,114)
Prepaid expenses and other current assets	(442)	(1,488)
Other assets	(47)	(24)
Accounts payable and accrued expenses	(8,929)	5,888
Sales, use and excise taxes	(3,636)	(255)
Deferred revenue	(1,939)	3,643
Accrued compensation	(1,926)	(5,009)
Other current liabilities	1,046	(748)
Net cash provided by operating activities	43,000	30,795

Cash flows from investing activities:
Proceeds from sale of fixed assets	42	--
Capital expenditures	(19,986)	(3,339)
Capitalized software development costs	(2,023)	(1,787)
Net cash used in investing activities	(21,967)	(5,126)

Cash flows from financing activities:
Payments of borrowings	--	(30,362)
Payments of capital lease obligations	(701)	(672)
Proceeds from exercise of options	1,643	550
Net cash provided by (used in) financing activities	942	(30,484)

Net decrease in cash and cash equivalents	21,975	(4,815)
Cash and cash equivalents, beginning of period	47,492	35,242
Cash and cash equivalents, end of period	$69,467	$30,427

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Non-GAAP Financial Measure:

The non-GAAP financial measure that we use in this news release is listed below. We have included reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures in our financial statements.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is defined as operating income plus depreciation and amortization.

EBITDA
($ in thousands)	Second Quarter
	2005	2004
Operating Income	$15,464	$14,305
Depreciation and Amortization	9,615	5,322
EBITDA	$25,079	$19,627

SOURCE: Talk America Holdings, Inc.

# # #
Contact Info:

Talk America
Jeff Schwartz
215-862-1097
jschwartz@talk.com